EXHIBIT 5




August 7, 2001

Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, CA  92660

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Conexant Systems, Inc., a Delaware corporation (the "Company"), of the offer and sale of shares of common stock, par value $1 per share, of the Company (together with the associated Preferred Share Purchase Rights, the "Common Stock") (i) issued as additional consideration for the achievement of certain technology and performance goals in connection with the acquisitions by the Company of Microcosm Communications Limited ("Microcosm"), Applied Telecom, Inc. and HyperXS Communications, Inc. and (ii) issuable upon the exercise of options to purchase Common Stock issued as additional consideration for the achievement of certain technology and performance goals in connection with the acquisition by the Company of Microcosm, I advise as follows:

I am Associate General Counsel and Assistant Secretary of the Company. I have reviewed the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company under the Act with respect to the Common Stock issued or issuable upon exercise of options and the corporate proceedings taken by the Company in connection with the authorization of the Common Stock. I have also examined originals, or copies certified to my satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock that have been issued or are issuable upon the exercise of options that have been issued are, and when so issued will be, duly authorized, validly issued, fully paid and non-assessable.

I express no opinion herein as to any laws other than the laws of the State of California, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.


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I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement. I also consent to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                               Very truly yours,



                               /s/ Jasmina Theodore Boulanger
                               -------------------------------------------------
                               Jasmina Theodore Boulanger, Esq.
                               Associate General Counsel and Assistant Secretary


























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